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EXHIBIT 12.2

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        TOTAL ENTERPRISE BASIS--UNAUDITED
                              CONTINUING OPERATIONS
                              (DOLLARS IN MILLIONS)

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

                                                                          YEAR ENDED DECEMBER 31
                                                           ---------------------------------------------------
                                                             1999       1998       1997       1996       1995
                                                             ----       ----       ----       ----       ----
Portion of rentals representing interest...............     $   95     $  105     $   82    $    78    $   76
Capitalized interest...................................         26         46         31         11        13
Other interest and fixed charges.......................        365        318        352        428       486
                                                            ------     ------     ------    -------    -------
Total fixed charges (A)................................     $  486     $  469     $  465    $   517    $  575
                                                            ======     ======     ======    =======    =======

Earnings--pretax income with
    applicable adjustments (B).........................     $2,098     $1,671     $1,761     $1,887    $  909
                                                            ======     ======     ======     ======    =======

Ratio of (B) to (A)....................................       4.32       3.56       3.79       3.65      1.58
                                                              ====     ======     ======    =======    =======

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